Exhibit 10.03

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”), effective as of April 1, 2026, (the “Effective Date”), is by and between Levelution Sports Agency, LLC a Texas limited liability company (“Seller”), and Adapti, Inc., a Nevada corporation or its assign (“Buyer”).

WHEREAS, Seller and Buyer have entered into a certain Asset Purchase Agreement, dated as of April 1, 2026 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller’s duties and obligations under, the Account Receivable, Inventory, Assignment Contracts, Tangible Personal Property, Intellectual Property (as each is defined in the Purchase Agreement) and all other assigned assets and contracts as described in the Purchase Agreement (collectively the “Purchased Assets”).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement. In the event of a conflict between the Purchase Agreement and this Agreement, the more encompassing term will govern.

2. Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Purchased Assets. Buyer hereby accepts such assignment and assumes all of Seller’s duties and obligations under the Purchased Assets and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller related to the Purchased Assets accruing on and after the Effective Date.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Levelution Sports Agency, LLC

By
Name:	Kirk Noles
Title:	Manager

Adapti, Inc.

By
Name:	Jeff Campbell
Title:	Executive Chairman

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